Exhibit 99.1

FOR:                    NATHAN'S FAMOUS, INC.

COMPANY         Robert Steinberg, Vice President - Finance and CFO
CONTACT:         (516) 338-8500 ext. 229

NATHAN'S FAMOUS, INC.
REPORTS THIRD QUARTER RESULTS

Declares Quarterly Cash Dividend Of $0.50 Per Share

JERICHO, N.Y., February 5, 2026 -- Nathan's Famous, Inc. (“Nathan’s”, the “Company”, “we”, “us” or “our”) (NASDAQ:NATH) today reported results for its third fiscal quarter ended December 28, 2025.

For the thirteen-week period ended December 28, 2025 (“third quarter fiscal 2026”):

●	Revenues were $34,312,000 as compared to $31,519,000 during the thirteen weeks ended December 29, 2024;
●	Income from operations was $5,127,000 as compared to $6,752,000 during the thirteen weeks ended December 29, 2024;
●	Adjusted EBITDA[1], a non-GAAP financial measure, was $5,967,000 as compared to $7,479,000 during the thirteen weeks ended December 29, 2024;
●	Income before provision for income taxes was $4,748,000 as compared to $6,059,000 during the thirteen weeks ended December 29, 2024;
●	Net income was $3,084,000 as compared to $4,484,000 during the thirteen weeks ended December 29, 2024; and
●	Earnings per diluted share was $0.75 per share as compared to $1.10 per share during the thirteen weeks ended December 29, 2024.

For the thirty-nine weeks ended December 28, 2025 (“fiscal 2026”):

●	Revenues were $126,997,000 as compared to $117,395,000 during the thirty-nine weeks ended December 29, 2024;
●	Income from operations was $25,420,000 as compared to $30,129,000 during the thirty-nine weeks ended December 29, 2024;
●	Adjusted EBITDA[1], a non-GAAP financial measure, was $27,778,000 as compared to $32,110,000 during the thirty-nine weeks ended December 29, 2024;
●	Income before provision for income taxes was $24,026,000 as compared to $26,942,000 during the thirty-nine weeks ended December 29, 2024;
●	Net income was $17,211,000 as compared to $19,791,000 during the thirty-nine weeks ended December 29, 2024; and
●	Earnings per diluted share was $4.17 per share as compared to $4.84 per share during the thirty-nine weeks ended December 29, 2024.

1 EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Please see the definitions of EBITDA and Adjusted EBITDA on page 3 of this release and the reconciliation of EBITDA and Adjusted EBITDA to net income in the table at the end of this release.

NATHAN’S REPORTS/2

The Company also reported the following:

●

License royalties decreased to $28,993,000 during the thirty-nine weeks ended December 28, 2025, (“fiscal 2026 period”) as compared to $29,517,000 during the thirty-nine weeks ended December 29, 2024. During the fiscal 2026 period, royalties earned under the retail agreement, including the foodservice program, from Smithfield Foods, Inc., decreased 2% to $26,315,000 as compared to $26,751,000 of royalties earned during the thirty-nine weeks ended December 29, 2024.

●

In the Branded Product Program, which features the sale of Nathan’s hot dogs to the foodservice industry, sales increased by $10,090,000 to $81,871,000 during the fiscal 2026 period as compared to $71,781,000 during the thirty-nine weeks ended December 29, 2024. The volume of hot dogs sold by the Company increased by 1%. Our average selling price, which is partially correlated to the beef markets, increased by approximately 12% compared to the prior year period. Income from operations decreased by $2,955,000 to $2,451,000 during the fiscal 2026 period as compared to $5,406,000 for the thirty-nine weeks ended December 29, 2024, due primarily to a 19% increase in the cost of beef and beef trimmings.

●

Sales from Company-owned restaurants were $11,256,000 during the fiscal 2026 period as compared to $11,351,000 during the thirty-nine weeks ended December 29, 2024. Restaurant sales were primarily impacted by a 2% decline in customer traffic offset, in part, by a 1% increase in average check.

●

Revenues from franchise operations were $3,372,000 during the fiscal 2026 period as compared to $3,238,000 during the thirty-nine weeks ended December 29, 2024. Total royalties were $3,045,000 during the fiscal 2026 period as compared to $2,944,000 during the thirty-nine weeks ended December 29, 2024. Franchise restaurant sales increased by $1,878,000 to $54,278,000 as compared to $52,400,000 for the thirty-nine weeks ended December 29, 2024. Total franchise fee income, including cancellation fees, was $327,000 during the fiscal 2026 period as compared to $294,000 during the thirty-nine weeks ended December 29, 2024. Eighteen franchised locations opened during the fiscal 2026 period. Twenty-three franchised locations closed during the fiscal 2026 period.

●	During the fiscal 2026 period, we recorded Advertising Fund revenue of $1,505,000 and expense of $1,626,000.

●

During the fiscal 2026 period, the Board of Directors declared and paid three regular quarterly cash dividends of $0.50 per share totaling $6,134,000 and one special cash dividend of $2.50 per share totaling $10,224,000.

●

Effective February 5, 2026, as permitted under the Merger Agreement (as defined below) the Board of Directors declared its regular quarterly cash dividend of $0.50 per share payable on February 27, 2026 to shareholders of record at the close of business on February 17, 2026.

As previously announced, on January 20, 2026, Nathan's entered into an Agreement and Plan of Merger (the "Merger Agreement") with Smithfield Foods, Inc. ("Smithfield Foods") and Boardwalk Merger Sub Inc. under which Smithfield Foods will acquire Nathan's for $102.00 in cash per share of Nathan's common stock for a total enterprise value of approximately $450 million, and Nathan's will become a privately-held company. The closing of the transaction is expected to occur in the first half of 2026, subject to satisfaction of certain conditions set forth in the Merger Agreement, including obtaining approval by the holders of a majority of the outstanding Nathan’s common stock, expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, approval from the Committee on Foreign Investment in the United States (CFIUS), and other customary closing conditions.

2 Franchise restaurant sales are not revenues of the Company and are not included in the Company’s Condensed Consolidated Financial Statements.

NATHAN’S REPORTS/3

Certain Non-GAAP Financial Information:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America ("US GAAP"), the Company is disclosing EBITDA, a non-GAAP financial measure which is defined as net income, excluding (i) interest expense; (ii) provision for income taxes and (iii) depreciation and amortization expense. The Company is also disclosing Adjusted EBITDA, a non-GAAP financial measure which is defined as EBITDA, excluding (i) the loss on debt extinguishment and (ii) share-based compensation that the Company believes will impact the comparability of its results of operations.

The Company believes that EBITDA and Adjusted EBITDA are useful to investors to assist in assessing and understanding the Company's operating performance and underlying trends in the Company's business because EBITDA and Adjusted EBITDA are (i) among the measures used by management in evaluating performance and (ii) are frequently used by securities analysts, investors and other interested parties as a common performance measure.

EBITDA and Adjusted EBITDA are not recognized terms under US GAAP and should not be viewed as alternatives to net income or other measures of financial performance or liquidity in conformity with US GAAP. Additionally, our definitions of EBITDA and Adjusted EBITDA may differ from other companies. Analysis of results and outlook on a non-US GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with US GAAP. Please see the table at the end of this press release for a reconciliation of EBITDA and Adjusted EBITDA to net income.

About Nathan’s Famous

Nathan’s is a Russell 2000 Company that currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, and twenty-one foreign countries through its restaurant system, foodservice sales programs and product licensing activities. For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Among the factors that could cause actual results to differ materially include but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transaction is delayed or does not occur, including the failure of Nathan's stockholders to approve the proposed transaction; uncertainty as to whether the parties will be able to complete the proposed transaction on the terms set forth in the Merger Agreement; uncertainty regarding the timing of the receipt of required regulatory approvals for the proposed transaction and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the Merger Agreement; challenges, disruptions and costs of integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected, risks that the proposed transaction and other transactions contemplated by the Merger Agreement disrupt current plans and operations that may harm Nathan's businesses; the amount of any costs, fees, expenses, impairments and charges related to the proposed transaction, and uncertainty as to the effects of the announcement or pendency of the proposed transaction on the market price of Nathan's common stock and/or on its financial performance; the impact of disease epidemics such as the COVID-19 pandemic; increases in the cost of food and paper products; the impact of price increases on customer visits; the status of our licensing and supply agreements, including our licensing revenue and overall profitability being substantially dependent on our agreement with Smithfield Foods, Inc.; the impact of our debt service and repayment obligations under our credit facility, including the effect on our ability to fund working capital, operations and make new investments; economic (including inflationary pressures like those currently being experienced); weather (including the impact on sales at our restaurants particularly during the summer months), and changes in the price of beef and beef trimmings; our ability to pass on the cost of any price increases in beef and beef trimmings; legislative and business conditions; potential changes in U.S. income tax or tariff policies; the collectability of receivables; changes in consumer tastes; the continued viability of Coney Island as a destination location for visitors; the ability to attract franchisees; the impact of the minimum wage legislation on labor costs in New York State or other changes in labor laws, including regulations which could render a franchisor as a “joint employer” or the impact of our union contracts; our ability to attract competent restaurant and managerial personnel; the enforceability of international franchising agreements; the future effects of any food borne illness, such as bovine spongiform encephalopathy, BSE and e coli; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.

NATHAN’S REPORTS/4

Nathan's Famous, Inc. and Subsidiaries

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	Dec. 28, 2025	Dec. 29, 2024	Dec. 28, 2025	Dec. 29, 2024
Financial Highlights

Total revenues	$34,312,000	$31,519,000	$126,997,000	$117,395,000

Income from operations (a)	$5,127,000	$6,752,000	$25,420,000	$30,129,000

Net income	$3,084,000	$4,484,000	$17,211,000	$19,791,000

Net income per share:
Basic	$0.75	$1.10	$4.21	$4.84
Diluted	$0.75	$1.10	$4.17	$4.84

Weighted-average shares used in Computing net income per share:
Basic	4,090,000	4,086,000	4,090,000	4,085,000
Diluted	4,119,000	4,093,000	4,124,000	4,092,000

Select Segment Information

Revenues
Branded product program	$23,749,000	$21,099,000	$81,871,000	$71,781,000
Product licensing	7,385,000	7,105,000	28,993,000	29,517,000
Restaurant operations	2,666,000	2,795,000	14,628,000	14,589,000
Advertising fund revenue	512,000	520,000	1,505,000	1,508,000
Total Revenues	$34,312,000	$31,519,000	$126,997,000	$117,395,000

Income from operations (b)
Branded product program	$1,257,000	$2,209,000	$2,451,000	$5,406,000
Product licensing	7,339,000	7,059,000	28,855,000	29,380,000
Restaurant operations	(84,000)	(86,000)	2,977,000	2,741,000
Corporate (c)	(3,385,000)	(2,430,000)	(8,863,000)	(7,398,000)
Income from operations (b)	$5,127,000	$6,752,000	$25,420,000	$30,129,000

(a)	Excludes loss on debt extinguishment, interest expense, interest and dividend income, and other income, net.
(b)

Excludes loss on debt extinguishment, interest expense, interest and dividend income and other income, net which are managed centrally at the corporate level, and, accordingly, such items are not presented by segment since they are excluded from the measure of profitability reviewed by the Chief Operating Decision Maker.

(c)

Consists principally of administrative expenses not allocated to the operating segments such as executive management, finance, information technology, legal, insurance, corporate office costs, incentive compensation, share-based compensation, compliance costs and the operating results of the Advertising Fund.

NATHAN’S REPORTS/5

Nathan's Famous, Inc. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	Dec. 28, 2025	Dec. 29, 2024	Dec. 28, 2025	Dec. 29, 2024

EBITDA
Net Income	$3,084,000	$4,484,000	$17,211,000	$19,791,000

Interest Expense	707,000	842,000	2,204,000	3,343,000

Provision for income taxes	1,664,000	1,575,000	6,815,000	7,151,000

Depreciation and amortization	232,000	235,000	696,000	731,000

EBITDA	$5,687,000	$7,136,000	$26,926,000	$31,016,000

Adjusted EBITDA
EBITDA	$5,687,000	$7,136,000	$26,926,000	$31,016,000

Loss on debt extinguishment	-	55,000	-	389,000

Share-based compensation	280,000	288,000	852,000	705,000

Adjusted EBITDA	$5,967,000	$7,479,000	$27,778,000	$32,110,000